Exhibit (10) S

AMENDED AND RESTATED

CHANGE-IN-CONTROL AGREEMENT

JEFFREY CARFORA

THIS AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), is made as of this DECEMBER 4, 2013 (the “Effective Date”), among PEAPACK-GLADSTONE BANK (the “Bank”), a New Jersey state banking association with its principal office at 190 Main Street, Gladstone, New Jersey 07934, PEAPACK-GLADSTONE FINANCIAL CORPORATION (“Peapack”), a New Jersey Corporation which maintains its principal office at 500 Hills Drive, Bedminster, NJ 07921 (Peapack and the Bank collectively are the “Company”) and Jeffrey Carfora. (the “Executive”).

BACKGROUND

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Change-in-Control Agreement dated APRIL 7, 2010 (the “Existing Agreement”), pursuant to which the Executive was entitled to termination benefits in the event of a termination of employment following the Change in Control of the Company;

WHEREAS, the Company and the Executive now desire to amend and restate the Existing Agreement in its entirety to remove the gross-up provision on parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), reduce and modify certain severance amounts payable to the Executive upon a termination of employment and to make certain other clarify changes;

WHEREAS, in consideration for these changes to the Existing Agreement, the Executive will be entitled to receive an equity grant in the amount of $512,752 on the Effective Date, pursuant to the restrictions and conditions set forth in the Company’s 2012 Long-Term Stock Incentive Plan and the award agreement evidencing such equity grant;and

WHEREAS, this Agreement replaces and supersedes the Existing Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and the Executive, each intending to be legally bound hereby agree as follows:

Definitions

Cause. For purposes of this Agreement “Cause” with respect to the termination by the Company of the Executive’s employment shall mean (i) willful and continued failure by the Executive to perform his duties for the Company under this Agreement after at least one warning in writing from the Board of Directors of Peapack (the “Board”) identifying specifically any such failure; (ii) the willful engaging by the Executive in misconduct which causes material injury to the Company as specified in a written notice to the Executive from the Board; or (iii) conviction of a crime, other than a traffic violation, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

[Change in Control. “Change in Control” means any of the following events: (i) when any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of Peapack or a Subsidiary or an employee benefit plan established or maintained by Peapack, a Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of Peapack representing more than thirty percent (30%) of the combined voting power of Peapack’s then outstanding securities (a “Control Person”), (ii) upon the consummation of (A) a merger or consolidation of Peapack with or into another corporation [(other than a merger or consolidation which is approved by at least two-thirds of the Continuing Directors (as hereinafter defined) and the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting corporation immediately after the transaction are Continuing Directors (a “Non-Control Transaction”))], or (B) a sale or disposition of all or substantially all of Peapack’s assets, (iv) if during any one (1) year period , individuals who at the beginning of such period constitute the Board (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof or, following a Non-Control Transaction, a majority of the board of directors of the surviving or resulting corporation; provided that any individual whose election or nomination for election as a member of the Board (or, following a Non-Control Transaction, the board of directors of the surviving or resulting corporation) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director, or (v) upon a sale of (A) common stock of the Bank if after such sale any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than Peapack, an employee benefit plan established or maintained by Peapack or a Subsidiary, or an affiliate of Peapack or a Subsidiary, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business). No person shall be considered a Control Person for purposes of clause (i) above if (A) such person is or becomes the beneficial owner, directly or indirectly, of more than ten percent (10%) but less than twenty-five percent (25%) of the combined voting power of Peapack’s then outstanding securities if the acquisition of all voting securities in excess of ten percent (10%) was approved in advance by a majority of the Continuing Directors then in office or (B) such person acquires in excess of ten percent (10%) of the combined voting power of Peapack’s then outstanding voting securities in violation of law and by order of a court of competent jurisdiction, settlement or otherwise, disposes or is required to dispose of all securities acquired in violation of law.]

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Contract Period. “Contract Period” shall mean the period commencing the day immediately preceding a Change in Control and ending on the earlier of (i) the third anniversary of the Change in Control or (ii) the death of the Executive. For the purpose of this Agreement, a Change in Control shall be deemed to have occurred at the date specified in the definition of Change-in-Control.

Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Good Reason. When used with reference to a voluntary termination by the Executive of his employment with the Company, “Good Reason” shall mean any of the following, if taken without the Executive’s express written consent:

The assignment to the Executive of any duties materially inconsistent with, or the material reduction of powers or functions associated with, the Executive’s position, title, duties, responsibilities and status with the Company immediately prior to a Change in Control; A change in title or positions resulting merely from a merger of the Company into or with another bank or company which does not downgrade in any way the Executive’s powers, duties and responsibilities shall not meet the requirements of this Section;

A material reduction by the Company in the Executive’s annual base compensation or bonus opportunity as in effect immediately prior to a Change in Control;

The Company’s transfer of the Executive to another geographic location outside of New Jersey, which is more than twenty (25) miles from his present office location, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to such Change in Control; or

Any other action or inaction by the Company which constitutes a material breach of the terms of this Agreement; or

The failure by the Company to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company.

Notwithstanding the foregoing, the Executive shall not have Good Reason for termination unless (A) the Executive gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason first occurs, (B) the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in the Executive’s notice of termination, within thirty (30) days after the date on which the Executive gives written notice of termination and (C) the Executive actually resigns within thirty (30) days following the expiration of the cure period.

Subsidiary. “Subsidiary” means any corporation in an unbroken chain of corporations, beginning with Peapack, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50)% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, during the Contract Period upon the terms and conditions set forth herein.

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Position. During the Contract Period the Executive shall be employed in a senior executive position, with duties and responsibilities substantially similar with the Executive’s duties and responsibilities as in effect immediately prior to the Change in Control. The Executive shall devote his full time and attention to the business of the Company, and shall not during the Contract Period be engaged in any other business activity. This Section shall not be construed as preventing the Executive from managing any investments of his which do not require any service on his part in the operation of such investments.

Cash Compensation. The Company shall pay to the Executive compensation for his services during the Contract Period as follows:

Base Salary. An annual base salary equal to the annual base salary in effect as of the Change in Control. The annual salary shall be payable in installments in accordance with the Company’s usual payroll method.

Annual Bonus. An annual cash bonus award opportunity, equal to at least the annual cash bonus award opportunity in effect immediately prior to the Change in Control. Any annual bonus earned by the Executive shall be paid to him after the end of the fiscal year to which it relates; provided that in no event shall the Executive’s annual bonus be paid later than March 15 of the fiscal year following the fiscal year for which it was earned.

Annual Review. The Board of Directors of the Company during the Contract Period shall review annually, or at more frequent intervals which the Board determines is appropriate, the Executive’s compensation and shall award him additional compensation to reflect the Executive’s performance, the performance of the Company and competitive compensation levels, all as determined in the discretion of the Board of Directors.

Expenses and Other Benefits.

Expenses. During the Contract Period, the Company shall pay or reimburse the Executive for all reasonable entertainment, travel or other expenses incurred by the Executive in connection with the performance of his duties under this Agreement, subject to the Executive’s presentation of appropriate documentation in accordance with such procedures as the Company may from time to time establish.

Retirement or Welfare Benefits. During the Contract Period, the Executive shall participate in employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

Other Benefits. During the Contract Period, the Executive shall be entitled to vacation and sick days, including other fringe benefits and perquisites, each at the levels commensurate with those provided to other senior level executives of the Company, in accordance with the Company’s policies as in effect from time to time.

Termination for Cause. The Company shall have the right to terminate the Executive for Cause, upon written notice to him of the termination which notice shall specify the reasons for the termination. In the event of termination for Cause the Executive shall not be entitled to any further benefits under this Agreement.

Disability. During the Contract Period if the Executive becomes permanently disabled so as to qualify for full benefits under the Company’s then-existing long-term disability insurance policy, or is unable to perform his duties hereunder for four (4) consecutive months in any twelve (12) month period, the Company may terminate the employment of the Executive. In such event, the Executive shall not be entitled to any further benefits under this Agreement.

Death Benefits. Upon the Executive’s death during the Contract Period, his estate shall not be entitled to any further benefits under this Agreement.

Termination Without Cause or Resignation for Good Reason. The Company may terminate the Executive without Cause during the Contract Period by written notice to the Executive providing thirty (30) days notice. The Executive may resign for Good Reason during the Contract Period upon thirty (30) days’ written notice in accordance with the requirements of Section 1(e). If the Company terminates the Executive’s employment during the Contract Period without Cause or if the Executive Resigns for Good Reason, the Company shall pay the Executive the severance amounts set forth in this Section 9 below, subject to (i) the Executive’s execution and non-revocation of a written release of all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof, substantially in the form attached hereto as Exhibit A (the “Release”), and (ii) the Executive’s continued compliance with the restrictive covenants referenced in Section 11 below.

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The Executive shall receive a lump sum cash severance payments in an amount equal to (A) 3.0 times the Executive’s annual Base Salary at the rate in effect at the time of the Executive’s termination, plus (B) 3.0 times the greater of (i) the Executive’s average annual bonus paid by the Company to the Executive for the three (3) fiscal years preceding the fiscal year in which the Executive’s termination of employment occurs, or (ii) the annual bonus paid by the Company to the Executive for the last completed fiscal year. The severance amount shall be paid in a lump sum within thirty (30) days of the Executive Termination of Employment.

Provided that the Executive is eligible for and timely elects COBRA continuation coverage, during the 18-month period following the Executive’s termination date, the Company shall reimburse the Executive for the monthly COBRA cost of continued coverage for the Executive, and, where applicable, his spouse and dependents, paid by the Executive under the Company’s group health plan pursuant to Section 4980B of the Code, less the amount that the Executive would be required to contribute for such health coverage if the Executive were an active employee of the Company (the “Monthly COBRA Costs”). Following the foregoing 18-month period, if the Executive secures an individual policy for health coverage for himself and, where applicable, his spouse and dependents, the Company will reimburse the Executive for the monthly cost of such coverage for the period commencing on the first day following the 18-month period and ending on the last day of the 36-month following the Executive’s termination date; provided that the amount of the Company’s reimbursement for any month during this period will not exceed the Monthly COBRA Costs. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Company or the Executive, as determined by the Company in its sole and absolute discretion.

The Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by the Company of his employment without Cause or a resignation for Good Reason during the Contract Period.

Notwithstanding anything contained herein to the contrary, upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have automatically resigned from all positions, including as an officer and, if applicable, as a director or member of the Board and any committees thereof, or the board of directors or committees of any of the Company’s subsidiaries or affiliates or any other fiduciary positions with the Company or its subsidiaries or affiliates.

Resignation Without Good Reason. The Executive shall be entitled to resign from the employment of the Company at any time during the Contract Period without Good Reason, but upon such resignation the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Company, and shall not be entitled to any of the other benefits provided hereunder. No such resignation shall be effective unless in writing with thirty (30) days notice thereof.

Non-Disclosure of Confidential Information; Non-Competition and Non-Solicitation.

Non-Disclosure of Confidential Information. Except in the course of his employment with the Company and in the pursuit of the business of the Company or any of its subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates. The Executive agrees that, among other things, all information concerning the identity of and the Company’s relations with its customers is confidential information.

Non-Compete; Non-Solicitation

During the term of the Executive’s employment and for the one year period commencing on the termination of the Executive’s employment for any reason whatsoever during the Contract Period (the “Restricted Period”), the Executive shall not, without express prior written consent of the Company, directly or indirectly, own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity (collectively, an “entity”) “engaged in competition” (as defined below) with the Company or any of its subsidiaries (a “Competitor”). For purposes of the preceding sentence, (i) the term “proprietary interest” means direct or indirect ownership of an equity interest in an entity other than ownership of less than two (2) percent of any class stock in a publicly-held entity, and (ii) an entity shall be considered to be “engaged in competition” if such entity is, or is a holding company for or a subsidiary of an entity which is engaged in the business of (A) providing banking, trust services, asset management advice, or similar financial services to consumers, businesses individuals or other entities, and (B) the entity, holding company or subsidiary maintains any physical offices for the transaction of such business located within fifty (50) miles of the main office of the Company.

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During the Restricted Period, and for a period of one year thereafter, the Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature, (i) call upon any person or entity which is or has been within twenty four (24) months prior to the termination or other cessation of the Executive’s employment for any reason, a customer of the Company or any subsidiary (each a “Customer”) for the direct or indirect purpose of soliciting or selling deposit, loan or trust products or services or (ii) induce any Customer to curtail, cancel, not renew, or not continue their business with the Company or any subsidiary.

During the Restricted Period, and for a period of one year thereafter, the Executive shall not, without the express prior written consent of the Company, directly or indirectly, (i) solicit or assist any third party in soliciting for employment any person employed by the Company or any of its subsidiaries at the time of the termination of the Executive’s employment (collectively, “Employees”), (ii) employ, attempt to employ or materially assist any third party in employing or attempting to employ any Employee, or (iii) otherwise act on behalf of any Competitor to interfere with the relationship between the Company or any of its subsidiaries and their respective Employees.

The Executive acknowledges that the restrictions contained in this Section 11 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any provision contained in this Section 11 will result in irreparable injury to the Company for which a remedy at law would be inadequate. Accordingly, the Executive acknowledges that the Company shall be entitled to temporary, preliminary and permanent injunctive relief against the Executive in the event of any breach or threatened breach by the Executive of the provisions of this Section 11, in addition to any other remedy that may be available to the Company whether at law or in equity. With respect to any provision of this Section 11 finally determined by a court of competent jurisdiction to be unenforceable, such court shall be authorized to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law. If the covenants of Section 11 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce such covenants in any other jurisdiction and shall not bar or limit the enforceability of any other provisions.

Specific Performance. The Executive agrees that the Company does not have an adequate remedy at law for the breach of this Section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of the breach of this Section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

Survival. This Section shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 11.

Section 280G of the Code.

Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by the Executive without the imposition of an excise tax under Section 4999 of Code, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Section 280G of the Code, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):

the Safe Harbor Amount, or

the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Section 4999 of the Code on the Total Payments.

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All determinations to be made under this Section 12 shall be made by an independent public accounting firm chosen by the Company (the “Accounting Firm”). In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 11 this Agreement, and the amount of the Executive’s potential parachute payment under Section 280G of the Code shall reduced by the value of those restrictive covenants to the extent consistent with Section 280G of the Code. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 12 shall be borne solely by the Company.

To the extent a reduction to the Total Payments is required to be made in accordance with this Section 12, such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the Executive. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Executive. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

Term and Effect Prior to Change in Control.

Term. Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect for a period of three (3) years from the date hereof (the “Initial Term”) or until the end of the Contract Period, whichever is later. The Initial Term shall be automatically extended for an additional one year period on the anniversary date hereof (so that the Initial Term is always three (3) years) unless, prior to a Change in Control, the Board notifies the Executive in writing at any time that the Contract is not so extended, in which case the Initial Term shall end upon the later of (i) three (3) years after the date hereof, or (ii) two (2) years after the date of such written notice.

No Effect Prior to Change in Control. This Agreement shall not affect any rights of the Company to terminate the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement or contract or plan with the Company. The rights, duties and benefits provided hereunder shall only become effective upon and after a Change in Control. If the full-time employment of the Executive by the Company is ended for any reason prior to a Change in Control, this Agreement shall terminate automatically and thereafter be of no further force and effect.

Severance Compensation and Benefits Not in Derogation of Other Benefits. Anything to the contrary herein contained notwithstanding, the payment or obligation to pay any monies, or granting of any benefits, rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of or agreements with the Company, except that if the Executive received any payment hereunder, he shall not be entitled to any payment under the Company’s severance policies for officers and employees or under any employment agreement between the Executive and the Company.

Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to applicable federal and state payroll or withholding taxes.

Application of Section 409A of the Code.

This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full (to extent not paid in part at earlier date) at the earliest time thereafter when such sanctions shall not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the fiscal year of payment, except as permitted under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, with respect to amounts under this Agreement are nonqualified deferred compensation subject to Section 409A, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

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Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as such term is defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid first within the ‘short-term deferral exception’ under Treas. Reg. §1.409A-1(b)(4), and then under the ‘separation pay exception’ under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is 6 months following the Executive’s “separation of service” (as such term is defined under code Section 409A of the Code) with the Company. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following Executive’s separation of service with the Company. If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Recoupment Policy. The Executive agrees that the Executive will be subject to any compensation clawback or recoupment policies that may be applicable to Executive as an employee of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the Effective Date of this Agreement.

Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

Section Headings. The Section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.

Dispute Resolution. At the option of either the Company or the Executive, any dispute, controversy or question arising under, out of or relating to this Agreement, the Executive’s employment or termination of employment, including but not limited to any and all statutory claims involving workplace discrimination or wrongful discharge, but excluding claims pursuant to Section 11 hereof, shall be referred for decision by arbitration in the State of New Jersey by a neutral arbitrator mutually selected by the parties hereto. Any arbitration proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within twenty one (21) days after either party has given the other written notice of the desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for a final and binding appointment of a neutral arbitrator; however, if the American Arbitration Association is not then in existence or does not act on the matter within forty five (45) days of any such application, either party may apply to a judge of the local court where the Bank is headquartered for an appointment of a neutral arbitrator to hear the parties and such judge is hereby authorized to make such appointment. In the event that either party exercises the right to submit a dispute, controversy or question arising hereunder to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, further prosecuted by either party other than to enforce the award of the neutral arbitrator. The award of the neutral arbitrator may be entered in any court that has jurisdiction. The Executive and the Company shall each bear all their own costs (including the fees and disbursements of counsel) incurred in connection with any such arbitration and shall each pay one-half of the costs of any arbitrator.

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Miscellaneous. This Agreement is the joint and several obligation of the Bank and Peapack. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey. This Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby, including expressly any prior agreement with the Company concerning change-in-control benefits. The amendment or termination of this Agreement may be made only in a writing executed by the Company and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of the Company. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(signature page to follow)

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IN WITNESS WHEREOF, Peapack-Gladstone Bank and Peapack-Gladstone Financial Corporation each have caused this Agreement to be signed by their duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

ATTEST:	PEAPACK-GLADSTONE
FINANCIAL CORPORATION

By:
, Secretary	______________________________, Chairman

ATTEST:	PEAPACK-GLADSTONE BANK

By:
, Secretary	______________________________, Chairman

WITNESS:

______________________________, Executive

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EXHIBIT A

FORM OF RELEASE

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